UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                               LMI Aerospace, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.02
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   502079 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_|    Rule 13d-1(b)

         |_|    Rule 13d-1(c)

         |X|    Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



                               Page 1 of 6 Pages

SEC 1745 (3-98)

CUSIP NO. 502079 10 6

--------------------------------------------------------------------------------

   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Joseph Burstein

--------------------------------------------------------------------------------

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)        |_|

          (b)        |_|
--------------------------------------------------------------------------------

   3.     SEC Use Only

--------------------------------------------------------------------------------

   4.     Citizenship or Place of Organization

          United States

--------------------------------------------------------------------------------

    Number of                 5.    Sole Voting Power
    Shares
    Beneficially                    -0-
    Owned by Each
    Reporting                 --------------------------------------------------
    Person
    With:                     6.    Shared Voting Power

                                    608,296
                              --------------------------------------------------

                              7.    Sole Dispositive Power

                                    -0-
                              --------------------------------------------------

                              8.    Shared Dispositive Power

                                    608,296
--------------------------------------------------------------------------------

   9.     Aggregate Amount Beneficially Owned by Each Reporting Person

          608,296
--------------------------------------------------------------------------------

  10.     Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)     |_|
--------------------------------------------------------------------------------

  11.     Percent of Class Represented by Amount In Row (11)

          7.4%
--------------------------------------------------------------------------------

  12.     Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------



                               Page 2 of 6 Pages

SEC 1745 (3-98)

CUSIP NO. 502079 10 6

--------------------------------------------------------------------------------

   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Geraldine Burstein

--------------------------------------------------------------------------------

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)        |_|

          (b)        |_|
--------------------------------------------------------------------------------

   3.     SEC Use Only

--------------------------------------------------------------------------------

   4.     Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------

                              5.    Sole Voting Power

                                    -0-
    Number of
    Shares                   ---------------------------------------------------
    Beneficially
    Owned by Each             6.    Shared Voting Power
    Reporting
    Person                          608,296
    With:
                             ---------------------------------------------------

                              7.    Sole Dispositive Power

                                    -0-
                             ---------------------------------------------------

                              8.    Shared Dispositive Power

                                    608,296

--------------------------------------------------------------------------------

   9.     Aggregate Amount Beneficially Owned by Each Reporting Person

          608,296
--------------------------------------------------------------------------------

  10.     Check if the Aggregate Amount in Row (11) Excludes Certain
          Shares (See Instructions)     |_|
--------------------------------------------------------------------------------

  11.     Percent of Class Represented by Amount In Row (11)

          7.4%
--------------------------------------------------------------------------------

  12.     Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------



                               Page 3 of 6 Pages

SEC 1745 (3-98)

Item 1(a)         Name of Issuer:

                  LMI Aerospace, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3600 Mueller Road
                  St. Charles, Missouri 63302

Item 2(a)         Name of Persons Filing:

                  Joseph Burstein and Geraldine Burstein

Item 2(b)         Address or Principal Business Office or, if none, Residence:

                  3600 Mueller Road
                  St. Charles, Missouri  63302

Item 2(c)         Citizenship:

                  Joseph and Geraldine Burstein are citizens of the United States of America.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.02 per share

Item 2(e)         CUSIP Number:

                  502079 10 6

Item 3.           Not Applicable

Item 4.           Ownership.

         (a)      Amount beneficially owned:

                  608,296

         (b)      Percent of class:

                  7.4%

         (c)      Number of shares as to which such persons have:



                               Page 4 of 6 Pages

SEC 1745 (3-98)

                  (i)      Sole power to vote or to direct the vote

                           None

                  (ii)     Shared power to vote or to direct the vote:

                           608,296

                  (iii)    Sole power to dispose or direct the disposition of:

                           None

                  (iv) Shared power to dispose or to direct the disposition of:

                           608,296

Item 5.           Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

         The Joseph Burstein Revocable Trust U/T/A/ dated August 20, 1983, as record holder of all 608,296 of the Issuer's securities reported herein, retains the right to receive all dividends and proceeds from the sale of such securities.

Item 7.           Not applicable

Item 8.           Not applicable

Item 9.           Not applicable

Item 10.          Not Applicable



                               Page 5 of 6 Pages

SEC 1745 (3-98)

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

                                             February 12, 2003
                                             -----------------------------------
                                              Date

                                             /s/ Joseph Burstein
                                             -----------------------------------
                                             Signature

                                             Joseph Burstein
                                             -----------------------------------
                                             Name/Title

                                             February 12, 2003
                                             -----------------------------------
                                             Date

                                             /s/ Geraldine Burstein
                                             -----------------------------------
                                             Signature

                                             Geraldine Burstein
                                             -----------------------------------
                                             Name/Title



                               Page 6 of 6 Pages

SEC 1745 (3-98)